EXHIBIT 2

================================================================================



                         AGREEMENT AND PLAN OF MERGER

                         DATED AS OF AUGUST 30, 1996

                                    AMONG

                       PHYSICIAN SUPPORT SYSTEMS, INC.,

                       PSS EE&C HEALTH SERVICES, INC.,

                     PSS MED-DATA INTERFACE SYSTEMS, INC.,

                     PSS MEDICAL INTERCEPT SYSTEMS, INC.,

                         EE&C HEALTH SERVICES, INC.,

                       MED-DATA INTERFACE SYSTEMS, LLC

                                     AND

                        MEDICAL INTERCEPT SYSTEMS, LLC

================================================================================

                             TABLE OF CONTENTS
                             -----------------


INTRODUCTION..................................................................1

                                  ARTICLE I

THE MERGER....................................................................2

SECTION 1.1. The Mergers......................................................2
SECTION 1.2. Closing..........................................................2
SECTION 1.3. Effective Time...................................................2
SECTION 1.4. Effects of the Mergers...........................................3
SECTION 1.5. Articles of Incorporation and By-laws............................3
SECTION 1.6. Directors........................................................3
SECTION 1.7. Officers.........................................................4
SECTION 1.8. Tax-Free Reorganization..........................................4
SECTION 1.9. Accounting Treatment.............................................4

                                  ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
        EXCHANGE OF CERTIFICATES..............................................4

SECTION 2.1. Effect on Equity Interests.......................................4

        (a) EE&C Merger.......................................................4
        (b) Med-Data Merger...................................................5
        (c) MIS Merger........................................................5
        (d) Adjustment of Exchange Ratio......................................5

SECTION 2.2. EXCHANGE OF CERTIFICATES.........................................6

        (a) Parent to Provide Merger Consideration............................6
        (b) Exchange Procedure................................................6
        (c) Distributions with Respect to Unexchanged Shares..................7
        (d) No Further Ownership Rights in Common Stock.......................7
        (e) No Liability......................................................8
        (f) No Fractional Shares..............................................8

                                 ARTICLE III

REPRESENTATIONS AND WARRANTIES................................................8

SECTION 3.1. Representations and Warranties of the Companies..................8

        (a) Organization, Standing and Power..................................8
        (b) Authority; Binding Agreements.....................................9
        (c) Capitalization; Equity Interests..................................9
        (d) Conflicts; Consents..............................................11
        (e) Financial Information............................................11
        (f) Absence of Changes...............................................12
        (g) Assets, Property and Related Matters; Real Property..............13
        (h) Patents, Trademarks and Similar Rights...........................14
        (i) Insurance........................................................14
        (j) Agreements, Etc..................................................14
        (k) Litigation, Etc..................................................15
        (l) Compliance; Governmental Authorizations..........................15
        (m) Labor Relations; Employees.......................................16
        (n) Accounts Receivable..............................................17
        (o) Customers........................................................17
        (p) Accounts Payable.................................................17
        (q) Related Party Transactions.......................................18
        (r) Billing and Collection Practices.................................18
        (s) Tax Matters......................................................18
        (t) Disclosure.......................................................19
        (u) Bank Accounts; Powers-of-Attorney................................19
        (v) Brokers..........................................................20
        (w) Accredited Investor..............................................20

SECTION 3.2. Representations and Warranties by Merger Subsidiary and Parent..20

        (a) Organization, Standing and Power.................................20
        (b) Authority; Binding Agreements....................................20
        (c) Conflicts; Consents..............................................20
        (d) Capitalization...................................................21
        (e) SEC Documents; Financial Statements; No Undisclosed Liabilities..21
        (f) Absence of Certain Changes or Events.............................22
        (g) Litigation, Etc..................................................22
        (h) Compliance; Governmental Authorizations..........................22
        (i) Brokers..........................................................22
        (j) Billing and Collection Practices.................................23
        (k) Insurance........................................................23
        (l) Labor Relations..................................................23

                                  ARTICLE IV

ADDITIONAL AGREEMENTS........................................................23

SECTION 4.1. Expenses........................................................23
SECTION 4.2. Nasdaq..........................................................24
SECTION 4.3. Public Announcements............................................24
SECTION 4.4. Confidentiality.................................................24
SECTION 4.5. Parent Agreement................................................24

                                  ARTICLE V

DOCUMENTS TO BE DELIVERED AT CLOSING.........................................25

SECTION 5.1. Documents to be Delivered at Closing............................25

        (a) Representations and Warranties...................................25
        (b) Performance of Obligations of the Company........................25
        (c) Consents, Amendments and Terminations............................25
        (d) Indemnification Agreement........................................25
        (e) Opinion of Counsel...............................................25
        (f) Employment Agreements............................................25
        (g) Non-Competition Agreement........................................26
        (h) Investment and Affiliate Letter; Affiliate Agreement.............26
        (i) Service Agreement................................................26
        (j) Representations and Warranties...................................26
        (k) Performance of Obligations of the Parent and Each Merger
            Subsidiary.......................................................26
        (l) Registration Rights Agreement....................................26
        (m) Opinion..........................................................26
        (n) Other Documents..................................................26

                                  ARTICLE VI

MISCELLANEOUS................................................................26

SECTION 6.1. Entire Agreement................................................26
SECTION 6.2. Descriptive Headings; Certain Interpretations...................26
SECTION 6.3. Notices.........................................................27
SECTION 6.4. Counterparts....................................................28
SECTION 6.5. Survival........................................................28
SECTION 6.6. Benefits of Agreement...........................................28
SECTION 6.7. Amendments and Waivers..........................................28
SECTION 6.8. Assignment......................................................28
SECTION 6.9. Enforceability..................................................28
SECTION 6.10. GOVERNING LAW..................................................29

                                   EXHIBITS

A       Form of Letter of Transmittal
B       Form of Indemnification Agreement
C       Form of Opinions of Counsel of the Company and the Shareholders
D       Form of Employment Agreement
E       Form of Non-Competition Agreement
F       Form of Investment and Affiliate Letter
G       Form of Affiliate Agreement
H       Form of Registration Rights Agreement
I       Form of Opinion of Counsel of Parent and Merger Subsidiary

                                   ANNEXES

Annex 1 EE&C Merger Consideration

          AGREEMENT AND PLAN OF MERGER, dated as of August 30, 1996 (the "Agreement"), among Physician Support Systems, Inc., a Delaware corporation ("Parent"), PSS EE&C Health Services, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("EE&C Merger Subsidiary"), PSS Med-Data Interface Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Med-Data Merger Subsidiary"), PSS Medical Intercept Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MIS Merger Subsidiary" and, together with EE&C Merger Subsidiary, the "Merger Subsidiaries"), EE&C Health Services, Inc., a Delaware corporation ("EE&C Health"), Med-Data Interface Systems, LLC, a Texas limited liability company ("Med-Data"), and Medical Intercept Systems, LLC, a Texas limited liability company ("Medical Intercept" and, together with EE&C Health and Med-Data, the "Companies").

                                  INTRODUCTION
                                  ------------

          The Board of Directors of each of Parent, EE&C Merger Subsidiary and EE&C Health, and the stockholders of EE&C Health, each have unanimously approved the merger of EE&C Merger Subsidiary into the Company (the "EE&C Merger"), upon the terms and subject to the conditions set forth in this Agreement. As a result of the EE&C Merger, each issued and outstanding share of the Common Stock, no par value per share (the "EE&C Common Stock"), of EE&C Health not owned directly or indirectly by Parent or any Company will be converted into the right to receive the consideration provided in this Agreement.

          The Board of Directors of each of Parent and Med-Data Merger Subsidiary, and the managers and members of Med-Data, each have unanimously approved the merger of Med-Data Merger Subsidiary into Med-Data (the "Med-Data Merger"), upon the terms and subject to the conditions set forth in this Agreement. As a result of the Med-Data Merger, each outstanding interest of a member in Med-Data (a "Med-Data Membership Interest") not owned directly or indirectly by Parent or any Company will be converted into the right to receive the consideration provided in this Agreement.

          The Board of Directors of each of Parent and MIS Merger Subsidiary, and the managers and members of Medical Intercept, each have unanimously approved the merger of MIS Merger Subsidiary into Medical Intercept (the "MIS Merger" and, together with the EE&C Merger and the Med-Data Merger, the "Mergers"), upon the terms and subject to the conditions set forth in this Agreement. As a result of the MIS Merger, each outstanding interest of a member in Medical Intercept (a "MIS Membership Interest") not owned directly or indirectly by Parent or any Company will be converted into the right to receive the consideration provided in this Agreement.

          The parties to this Agreement intend that the EE&C Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          Parent, Merger Subsidiaries and the Companies desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

          The parties agree as follows:

                                   ARTICLE I

                                  THE MERGERS
                                  -----------

          SECTION 1.1. The Mergers.  (a) Upon the terms and subject to the
                       -----------
conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("Delaware Law"), EE&C Health shall be merged with and into EE&C Merger Subsidiary at the EE&C Effective Time of the Merger (defined below in Section 1.3). Following the EE&C Merger, the separate corporate existence of EE&C Health shall cease and EE&C Merger Subsidiary shall continue as the surviving corporation (the "EE&C Surviving Corporation") and shall succeed to and assume all the rights and obligations of EE&C Health in accordance with Delaware Law.

          (b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Limited Liability Company Act ("Texas Law") and Delaware Law, Med-Data Merger Subsidiary shall be merged with and into the Med-Data at the Med-Data Effective Time of the Merger (defined below in Section 1.3). Following the Med-Data Merger, the separate existence of Med-Data Merger Subsidiary shall cease and Med-Data shall continue as the surviving entity (the "Med-Data Surviving Company") and shall succeed to and assume all the rights and obligations of Med-Data Merger Subsidiary in accordance with Texas Law and Delaware Law.

          (c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Texas Law and Delaware General Law, MIS Merger Subsidiary shall be merged with and into Medical Intercept at the MIS Effective Time of the Merger (defined below in Section 1.3). Following the MIS Merger, the separate corporate existence of MIS Merger Subsidiary shall cease and Medical Intercept shall continue as the surviving entity (the "MIS Surviving Company") and shall succeed to and assume all the rights and obligations of MIS Merger Subsidiary in accordance with Texas Law and Delaware Law.

          SECTION 1.2. Closing.  The closing of the Mergers (the "Closing") will
                       -------
take place at 10:00 a.m. on August 30, 1996 at the offices of Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "Closing Date").

          SECTION 1.3. Effective Time.  (a) As soon as practicable, EE&C Health
                       --------------
and EE&C Merger Subsidiary shall file a copy of a certificate of merger or other appropriate documents in the office of the Delaware Secretary of State (the "EE&C Delaware Certificate of Merger") executed in accordance with the relevant provisions of Delaware Law, and shall make all other filings or recordings required under Delaware Law. The EE&C Merger shall become effective at such time as a copy of the EE&C Delaware Certificate of Merger is duly filed with the Delaware Secretary of State (the time the EE&C Merger becomes effective, the "EE&C Effective Time of the Merger").

          (b) As soon as practicable, Med-Data Merger Subsidiary and Med-Data shall file a copy of articles of merger or other appropriate documents in the office of the Texas Secretary of State (the "Med-Data Texas Articles of Merger") executed in accordance with the relevant provisions of Texas Law and a certificate of merger or other appropriate documents in the office of the Delaware Secretary of State (the "Med-Data Delaware Certificate of Merger") executed in accordance with the relevant provisions of Delaware Law, and shall make all other filings or recordings required under Texas Law or Delaware Law. The Med-Data Merger shall become effective at such time as a copy of the Med-Data Texas Articles of Merger is duly filed with the

Texas Secretary of State and the Med-Data Delaware Certificate of Merger is duly filed with the Delaware Secretary of State (the time the Med-Data Merger becomes effective, the "Med-Data Effective Time of the Merger").

          (c) As soon as practicable, Medical Intercept and MIS Merger Subsidiary shall file a copy of articles of merger or other appropriate documents in the office of the Texas Secretary of State (the "MIS Texas Articles of Merger") executed in accordance with the relevant provisions of Texas Law and a certificate of merger or other appropriate documents in the office of the Delaware Secretary of State (the "MIS Delaware Certificate of Merger") executed in accordance with the relevant provisions of Delaware Law, and shall make all other filings or recordings required under Texas Law or Delaware Law. The MIS Merger shall become effective at such time as a copy of the MIS Texas Articles of Merger is duly filed with the Texas Secretary of State and the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State (the time the MIS Merger becomes effective, the "MIS Effective Time of the Merger").

          SECTION 1.4. Effects of the Mergers. The EE&C Merger shall have the
                       ----------------------
effects set forth in Delaware Law. The Med-Data Merger shall have the effects set forth in Delaware Law and Texas Law. The MIS Merger shall have the effects set forth in Delaware Law and Texas Law.

          SECTION 1.5. Articles of Incorporation and By-Laws.  (a) The Articles
                       -------------------------------------
of Incorporation of EE&C Merger Subsidiary as in effect at the EE&C Effective Time of the Merger shall be the Articles of Incorporation of the EE&C Surviving Corporation, until changed or amended. The By-Laws of EE&C Merger Subsidiary as in effect at the EE&C Effective Time of the Merger shall be the By-Laws of the EE&C Surviving Corporation, until changed or amended.

          (b) The Articles of Organization of Med-Data as in effect at the Med-Data Effective Time of the Merger shall be the Articles of Organization of the Med-Data Surviving Company, until changed or amended. The Regulations of Med-Data as in effect at the Med-Data Effective Time of the Merger shall be the Regulations of the Med-Data Surviving Company, until changed or amended.

          (c) The Articles of Organization of Medical Intercept as in effect at the MIS Effective Time of the Merger shall be the Articles of Organization of the MIS Surviving Company, until changed or amended. The Regulations of Medical Intercept as in effect at the MIS Effective Time of the Merger shall be the Regulations of the MIS Surviving Company, until changed or amended.

          SECTION 1.6. Directors.  (a) Following the EE&C Effective Time of the
                       ---------
Merger, the directors of EE&C Surviving Corporation shall be Peter D. Cooper, Hamilton F. Potter III, Peter W. Gilson and David S. Geller, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

          (b) Following the Med-Data Effective Time of the Merger, the managers of the Med-Data Surviving Company shall be Peter D. Cooper, Hamilton F. Potter III, Peter W. Gilson and David S. Geller, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

          (c) Following the MIS Effective Time of the Merger, the managers of the MIS Surviving Company shall be Peter D. Cooper, Hamilton F. Potter III, Peter W. Gilson and David S. Geller, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

          (d) So long as Peter D. Cooper is an affiliate of the EE&C Surviving Corporation, Med-Data Surviving Company or MIS Surviving Company, Parent shall take such action as shall be necessary so that Peter D. Cooper is elected to the Board of Directors of the EE&C Surviving Corporation and to the board of managers of Med-Data Surviving Company or MIS Surviving Company, as the case may be.

          SECTION 1.7. Officers.  (a) The officers of EE&C Health at the EE&C
                       --------
Effective Time of the Merger shall be the officers of the EE&C Surviving Corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

          (b) The officers of Med-Data at the Med-Data Effective Time of the Merger shall be the officers of the Med-Data Surviving Company, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

          (c) The officers of Medical Intercept at the MIS Effective Time of the Merger shall be the officers of the MIS Surviving Company, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

          SECTION 1.8. Tax-Free Reorganization.  The EE&C Merger is intended to
                       -----------------------
be a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

          SECTION 1.9. Accounting Treatment.  The business combinations to be
                       --------------------
effected by the Mergers are intended to be treated for accounting purposes as a purchase.

                                   ARTICLE II

              EFFECT OF THE MERGERS ON THE EQUITY INTERESTS OF THE
                 CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES
                 ----------------------------------------------

          SECTION 2.1. Effect on Equity Interests.  (a) EE&C Merger.  As of the
                       --------------------------       -----------
EE&C Effective Time of the Merger, by virtue of the EE&C Merger and without any action on the part of the holder of any shares of EE&C Common Stock or any shares of capital stock of EE&C Merger Subsidiary:

              (i) Capital Stock of EE&C Merger Subsidiary.  Each issued and
                  ---------------------------------------
outstanding share of the capital stock of EE&C Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value per share, of the EE&C Surviving Corporation.

              (ii) Cancellation of Treasury Stock and Parent-Owned Stock.
                   -----------------------------------------------------
                   Each share of EE&C Common Stock that is owned by any Company or by any subsidiary (defined in Section 3.1(c)) of any Company and each share of EE&C Common Stock that is owned by Parent, any Merger Subsidiary or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

              (iii) Conversion of EE&C Common Stock. The issued and outstanding
                    -------------------------------
shares of EE&C Common Stock (other than shares to be canceled in accordance with Section 2.1(a)(ii)) shall be converted in the aggregate into the right to receive (the "EE&C Merger Consideration") 286,000 fully paid and nonassessable shares of Common Stock, par value $.001 per share (the "Parent Common Stock"), of Parent and $2,392,500 in cash. For their shares of

EE&C Common Stock, each holder has previously elected to receive in the aggregate such number of shares of Parent Common Stock and such amount in cash, in each case as is set forth on Annex 1 attached hereto. As of the EE&C Effective Time of the Merger, all such shares of EE&C Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of EE&C Common Stock shall cease to have any rights with respect thereto, except the right to receive the EE&C Merger Consideration and any cash in lieu of fractional shares, if any, of Parent Common Stock to be issued in exchange therefor upon surrender of such certificate in accordance with Section 2.2(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without interest.

          (b) Med-Data Merger. As of the Med-Data Effective Time of the Merger,
              ---------------
by virtue of the Med-Data Merger and without any action on the part of any holder of any Med-Data Membership Interest or any shares of capital stock of Med-Data Merger Subsidiary:

              (i) Capital Stock of Merger Subsidiary. Each issued and
                  ----------------------------------
outstanding share of the capital stock of Med-Data Merger Subsidiary shall together be converted into and become a 100% Med-Data Membership Interest and shall constitute the only outstanding Med-Data Membership Interest.

              (ii) Conversion of Med-Data Membership Interests. The outstanding
                   -------------------------------------------
Med-Data Membership Interest of each member of Med-Data shall be converted into the right to receive (the "Med-Data Merger Consideration") an amount in cash equal to the product of (x) such member's Med-Data Membership Interest (expressed in fractional terms) and (y) $1,196,250. As of the Med-Data Effective Time of the Merger, all such Med-Data Membership Interests shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Med-Data Membership Interest shall cease to have any rights with respect thereto, except the right to receive the Med-Data Merger Consideration, without interest.

          (c) MIS Merger. As of the MIS Effective Time of the Merger, by virtue
              ----------
of the MIS Merger and without any action on the part of the holder of any MIS Membership Interest or any shares of capital stock of MIS Merger Subsidiary:

              (i) Capital Stock of MIS Merger Subsidiary. Each issued and
                  --------------------------------------
outstanding share of the capital stock of MIS Merger Subsidiary shall together be converted into and become a 100% MIS Membership Interest and shall constitute the only outstanding MIS Membership Interest.


              (ii) Conversion of MIS Membership Interests. The outstanding MIS
                   --------------------------------------
Membership Interest of each member of Medical Intercept shall be converted into the right to receive (the "MIS Merger Consideration") an amount equal to the product of (x) such member's MIS Membership Interest (expressed in fractional terms) and (y) $108,750. As of the MIS Effective Time of the Merger, all such MIS Membership Interests shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a MIS Membership Interest shall cease to have any rights with respect thereto, except the right to receive the MIS Merger Consideration, without interest.

          (d) Adjustment of Exchange Ratio. If after the date hereof and prior
              ----------------------------
to the effective time of the Mergers, Parent shall have declared a stock split (including a reverse split) of Parent Common Stock or a dividend payable in Parent Common Stock, or any other distribution of securities or extraordinary dividend (in cash or otherwise) to holders of Parent Common Stock with respect to their Parent Common Stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), then the EE&C Exchange Ratio referred to in Sections 2.1(a) shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities.

          SECTION 2.2. Exchange of Certificates.  (a) Parent To Provide Merger
                       ------------------------       ------------------------
Consideration.  Parent shall take all necessary steps to have available promptly
- -------------
after the effective time of the Mergers the certificates representing the shares of Parent Common Stock issuable in exchange for the outstanding shares of EE&C Common Stock pursuant to Section 2.1 and, from time to time, cash for payment in lieu of fractional shares pursuant to Section 2.2(f).

          (b) Exchange Procedure. (i) At or prior to the EE&C Effective Time of
              ------------------
the Merger, Parent shall make available to each holder of record of a certificate or certificates which immediately prior to the EE&C Effective Time of the Merger represented outstanding shares of EE&C Common Stock (the "Certificates") whose shares were converted into the right to receive the EE&C Merger Consideration pursuant to Section 2.1(a), (1) a Letter of Transmittal in the form set forth as Exhibit A to this Agreement and (2) instructions for use in effecting the surrender of the Certificates in exchange for the EE&C Merger Consideration. Upon surrender of a Certificate for cancellation to Parent or to such agent or agents as may be appointed by the Parent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by Parent or such agent, the holder of such Certificate shall be entitled to receive in exchange therefor the EE&C Merger Consideration into which the shares of EE&C Common Stock shall have been converted pursuant to
Section 2.1(a), cash in lieu of fractional shares, if any, of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(c), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of EE&C Common Stock which is not registered in the transfer records of EE&C Health, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the EE&C Surviving Corporation that such tax has been paid or is not applicable. At any time after the EE&C Effective Time of the Merger, each Certificate shall be deemed to represent only the right to receive upon surrender the EE&C Merger Consideration into which the shares of EE&C Common Stock shall have been converted pursuant to Section 2.1(a), cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without interest thereon.

          (ii) At or prior to the Med-Data Effective Time of the Merger, Parent shall make available to each member of Med-Data who immediately prior to the Med-Data Effective Time of the Merger held a Med-Data Membership Interest and whose Med-Data Membership Interest converted into the right to receive the Med-Data Merger Consideration pursuant to Section 2.1(b), (1) a Letter of Transmittal in the form set forth as Exhibit A to this Agreement and (2) instructions for use in effecting the surrender of the Med-Data Membership Interest in exchange for the Med-Data Merger Consideration. Upon surrender of a Med-Data Membership Interest pursuant to such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by Parent or such agent, the holder of such Med-Data Membership Interest shall be entitled to receive in exchange therefor the Med-Data Merger Consideration into which the Med-Data Membership Interest shall have been converted pursuant to Section 2.1(a) and the Med-Data Membership Interest so surrendered shall be deemed canceled. In the event of a transfer of ownership of Med-Data Membership Interest which is not registered in the transfer records of Med-Data, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Med-Data Surviving Company that such tax has been paid or is not applicable. At any time after the Med-Data Effective Time of the Merger, each Med-Data Membership Interest shall be deemed to represent only the right to receive upon surrender the Med-Data Merger Consideration into which the Med-Data Membership Interest shall have been converted pursuant to Section 2.1(b), without interest thereon.

          (iii) At or prior to the MIS Effective Time of the Merger, Parent shall make available to each member of MIS who immediately prior to the MIS Effective Time of the Merger held a MIS Membership Interest and whose MIS Membership Interest converted into the right to receive the MIS Merger Consideration pursuant to Section 2.1(c), (1) a Letter of Transmittal in the form set forth as Exhibit A to this Agreement and (2) instructions for use in effecting the surrender of the MIS Membership Interest in exchange for the MIS Merger Consideration. Upon surrender of a MIS Membership Interest, pursuant to such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by Parent or such agent, the holder of such MIS Membership Interest shall be entitled to receive in exchange therefor the MIS Merger Consideration into which the MIS Membership Interest shall have been converted pursuant to Section 2.1 and the MIS Membership Interest so surrendered shall be canceled. In the event of a transfer of ownership of MIS Membership Interest which is not registered in the transfer records of Medical Intercept, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the MIS Surviving Company that such tax has been paid or is not applicable. At any time after the MIS Effective Time of the Merger, each MIS Membership Interest shall be deemed to represent only the right to receive upon surrender the MIS Merger Consideration into which the MIS Membership Interest shall have been converted pursuant to Section 2.1.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or
              ------------------------------------------------
other distributions with respect to Parent Common Stock with a record date after the effective time of the Mergers shall be paid to the holder of any unsurrendered Certificate or unsurrendered membership interest, as the case may be, with respect to the shares of Parent Common Stock, and no cash payment in lieu of fractional shares, if any, shall be paid to any such holder pursuant to
Section 2.2(f), in each case until the surrender of such Certificate or such unsurrendered membership interest, as the case may be, in accordance with this
Article II. Subject to the effect of applicable escheat laws, following surrender of any such Certificate or such unsurrendered membership interest, as the case may be, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(f) and the amount of dividends or other distributions with a record date after the effective time of the Mergers theretofore paid with respect to such whole shares of Parent Common Stock and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Mergers but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights. (i) All merger consideration paid
              ---------------------------
upon the surrender of Certificates or membership interests, as the case may be, in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(f)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of EE&C Common Stock represented by such Certificates or to the membership interests, as the case may be, and there shall be no further registration of transfers on the stock or membership interest transfer books of the EE&C Surviving Corporation, the Med-Data Surviving Company or the MIS Surviving Company, as the case may be, of the shares of EE&C Common Stock or membership interests, as the case may be, which were outstanding immediately prior to the effective time of the Mergers. If, after the effective time of the Mergers, Certificates are presented to the EE&C Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Liability. If any Certificates or membership interests, as the
              ------------
case may be, shall not have been surrendered prior to six months after the effective time of the Mergers, the merger consideration (and any cash payable pursuant to Section 2.2(c) or 2.2(f)) payable in respect of such Certificates or such membership interests, as the case may be, shall be held by Parent, after which time any holders of such Certificates or such membership interest, as the case may be, shall look only to Parent for such merger consideration (and such cash) in respect of such Certificates. None of Parent, Merger Subsidiary or the Company shall be liable to any person in respect of any merger consideration (or any cash payable pursuant to Section 2.2(c) or 2.2(f)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) No Fractional Shares. No certificates or scrip representing
              --------------------
fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of EE&C Common Stock exchanged pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by $21.75.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          SECTION 3.1. Representations and Warranties of the Companies
                       -----------------------------------------------
          The Companies jointly and severally represent and warrant to Parent and Merger Subsidiaries as follows:

          (a) Organization, Standing and Power. Each Company (i) is a
              --------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware or is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and
(ii) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company is duly qualified to do business and is in good standing in each jurisdiction set forth in Section 3.1(a) of the Disclosure Schedule (defined below). Section 3.1(a) of the Disclosure Schedule also sets forth each other jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted. EE&C Health has delivered to Parent complete and correct copies of its Articles of Incorporation and By-Laws and all amendments thereto to the date hereof and has made available to Parent its minute books and stock records. Med-Data and Medical Intercept each has delivered to Parent complete and correct copies of its Articles of Organization, Certificate of Organization and Regulations and, in each case, all amendments thereto to the date hereof and has made available to Parent its minute books and membership interest transfer records. Section 3.1(a) of the disclosure schedule delivered by the Companies to Parent and Merger Subsidiaries simultaneously with the execution of this Agreement (the "Disclosure Schedule") contains (i) a true and correct list of the jurisdictions in which each

Company is qualified to do business as a foreign corporation or other entity and
(ii) a true and correct list of the directors and officers or managers, as the case may be, of each Company as of the date of this Agreement and at all times since the last action of the board of directors and the shareholders or the members and the managers, as the case may be, of each Company.

          (b) Authority; Binding Agreements. (i) The execution and delivery of
              -----------------------------
this Agreement and the consummation of the EE&C Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of EE&C Health. EE&C Health has all requisite corporate power and authority to enter into this Agreement and to consummate the EE&C Merger and the other transactions contemplated hereby and EE&C Health has duly executed and delivered this Agreement. The stockholders of EE&C Health have approved this Agreement, the EE&C Merger and the other transactions contemplated hereby in accordance with the requirements of Delaware Law and the Articles of Incorporation and By-Laws of EE&C Health. This Agreement is the valid and binding obligation of EE&C Health enforceable against EE&C Health in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (ii) The execution and delivery of this Agreement and the consummation of the Med-Data Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action of Med-Data. Med-Data has all requisite limited liability company power and authority to enter into this Agreement and to consummate the Med-Data Merger and the other transactions contemplated hereby and Med-Data has duly executed and delivered this Agreement. The members and manager of Med-Data have approved this Agreement, the Med-Data Merger and the other transactions contemplated hereby in accordance with the requirements of Texas Law and the Articles of Organization and Regulations of Med-Data. This Agreement is the valid and binding obligation of Med-Data enforceable against Med-Data in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (iii) The execution and delivery of this Agreement and the consummation of the MIS Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action of Medical Intercept. Medical Intercept has all requisite limited liability company power and authority to enter into this Agreement and to consummate the MIS Merger and the other transactions contemplated hereby and Medical Intercept has duly executed and delivered this Agreement. The members and manager of Medical Intercept have approved this Agreement, the MIS Merger and the other transactions contemplated hereby in accordance with the requirements of Texas Law and the Articles of Organization and Regulations of Medical Intercept. This Agreement is the valid and binding obligation of Medical Intercept enforceable against Medical Intercept in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

          (c) Capitalization; Equity Interests. (i) The authorized capital stock
              --------------------------------
of EE&C Health consists of 200 shares of EE&C Common Stock. At the time of execution of this Agreement, 200 shares of EE&C Common Stock were issued and outstanding. Section 3.1(c)(i) of the Disclosure Schedule contains a true and correct list of all of the owners (of record and beneficial) of the issued and outstanding shares of EE&C Common Stock specifying the number of such shares owned by, and the address of, each such person. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of EE&C Health are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of EE&C Health are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of EE&C Health having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of EE&C Health may vote. Except as set forth in Section 3.1(c)(i) of the Disclosure Schedule, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which EE&C Health is a party or by which EE&C Health is bound obligating EE&C Health to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of EE&C Health or obligating EE&C Health to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.1(c)(i) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating EE&C Health to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of EE&C Health or any securities of the type described in the two immediately preceding sentences. EE&C Health does not have any subsidiaries and does not own or hold any equity or other security interests in any other entity. For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which ) is owned directly or indirectly by such first person; and a "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity (governmental or private).

          (ii) Section 3.1(c)(i) of the Disclosure Schedule contains a true and correct list of all of the owners (of record and beneficial) of the outstanding Med-Data Membership Interests specifying the Med-Data Membership Interest (expressed in percentage terms) owned by, and the address of, each such person. Except as set forth above, at the time of execution of this Agreement, no Med-Data Membership Interests or other voting securities of Med-Data are issued, reserved for issuance or outstanding. All outstanding Med-Data Membership Interests are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of Med-Data having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of Med-Data may vote. Except as set forth in
Section 3.1(c)(i) of the Disclosure Schedule, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Med-Data is a party or by which Med-Data is bound obligating Med-Data to issue, deliver or sell, or cause to be issued, delivered or sold, additional Med-Data Membership Interests or other voting securities of Med-Data or obligating Med-Data to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.1(c)(i) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Med-Data to repurchase, redeem or otherwise acquire any Med-Data Membership Interests or other voting securities of Med-Data or any securities of the type described in the two immediately preceding sentences. Med-Data does not have any subsidiaries and does not own or hold any equity or other security interests in any other entity.

          (iii) Section 3.1(c)(i) of the Disclosure Schedule contains a true and correct list of all of the owners (of record and beneficial) of the outstanding MIS Membership Interests specifying the MIS Membership Interest (expressed in percentage terms) owned by, and the address of, each such person. Except as set forth above, at the time of execution of this Agreement, no MIS Membership Interests or other voting securities of Medical Intercept are issued, reserved for issuance or outstanding. All outstanding MIS Membership Interests are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of Medical

Intercept having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of Medical Intercept may vote. Except as set forth in Section 3.1(c)(i) of the Disclosure Schedule, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Med-Data is a party or by which Medical Intercept is bound obligating Medical Intercept to issue, deliver or sell, or cause to be issued, delivered or sold, additional MIS Membership Interests or other voting securities of Medical Intercept or obligating Medical Intercept to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.1(c)(i) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Medical Intercept to repurchase, redeem or otherwise acquire any MIS Membership Interests or other voting securities of Medical Intercept or any securities of the type described in the two immediately preceding sentences. Medical Intercept does not have any subsidiaries and does not own or hold any equity or other security interests in any other entity.

          (d) Conflicts; Consents. The execution and delivery of this Agreement,
              -------------------
the consummation of each of the Mergers and the other transactions contemplated hereby and the compliance by each Company with the provisions hereof do not and will not (i) conflict with or result in a breach of the charter, by-laws, articles of organization, certificate of organization, regulations or other constitutive documents of such Company, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, or any material license, franchise, permit, agreement or other instrument or obligation to which such Company is a party, or by which such Company or any of such Company's properties or assets, may be bound or affected, except for such conflicts, breaches or defaults as are set forth in Section 3.1(d) of the Disclosure Schedule, which disclosure schedule also shall set forth what, if any, waivers or consents to such conflicts, breaches or defaults shall have been obtained on or before Closing, (iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to such Company or any of such Company's properties or assets, except for any such violations that are immaterial to such Company or any of such Company's properties or assets or
(iv) result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets used or held by such Company. Except as set forth in Section 3.1(d) of the Disclosure Schedule, no consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by each Company of this Agreement or the consummation of each of the Mergers and the other transactions expressly contemplated hereby except for (i) the filing with the Securities and Exchange Commission (the "SEC") such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Mergers and the other transactions contemplated hereby, (ii) such filings as may be required under state securities or "blue sky" laws in connection with the issuance of the Parent Common Stock in connection with the Mergers, (iii) the filing of a copy of each of the EE&C Delaware Certificate of Merger, the Med-Data Delaware Certificate of Merger and the MIS Delaware Certificate of Merger with the Delaware Secretary of State and a copy of each of the Med-Data Texas Articles of Merger and MIS Texas Articles of Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which any Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 3.1(d) of the Disclosure Schedule.

          (e) Financial Information. (i) The following financial statements are
              ---------------------
contained in Section 3.1(e) of the Disclosure Schedule:


          (A) the unaudited, internally prepared combined balance sheet of the Companies at December 31, 1995 and the related statements of operations for the year ended December 31, 1995; and

          (B) the unaudited, internally prepared quarterly combined balance sheets of the Companies as of the end of each quarter commencing January 1, 1996 through the quarter end prior to the date of this Agreement and the related statement of operations for each such quarter.

Except as indicated in Section 3.1(e) of the Disclosure Schedule, all such financial statements have been prepared in conformity with United States generally accepted accounting principles ("GAAP") and, except that the financial statements referred to in subsections (A) and (B) above do not contain footnotes and except as set forth in Section 3.1(e) of the Disclosure Schedule, applied on a basis consistent with prior periods and fairly present the combined financial condition, results of operations and cash flows of the Companies. The combined balance sheets of the Companies as at the dates set forth present fairly the combined financial position of the Companies as at the dates thereof, and the related combined statements of operations of the Companies for each of the respective specified periods then ended present fairly the combined results of operations of the Companies for each of the respective periods then ended. For the purposes of this Agreement, all financial statements referred to in this paragraph shall include any notes and schedules to such financial statements.

          (ii) There were no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in respect of the Companies which were required to be, in accordance with GAAP, and were not shown or provided for on the combined balance sheets of the Companies to which such liabilities or obligations related. All reserves established by the Companies are reflected on the combined balance sheets of the Companies or in the footnotes to the combined financial statements of the Companies and are adequate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for on such balance sheets.

          (f) Absence of Changes. Except as set forth in Section 3.1(f) of the
              ------------------
Disclosure Schedule, since December 31, 1995, the Companies have been operated in the ordinary course consistent with past practice and there has not been:

              (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings or business of the Companies taken as a whole;

              (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by any Company, other than obligations under customer contracts, current obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

              (iii) any payment, discharge or satisfaction of any claim or obligation of any Company, except in the ordinary course of business and consistent with past practice;

              (iv) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or membership interests, as the case may be, of any Company or any direct or indirect redemption, purchase or other acquisition of any such shares or such membership interests;

              (v) any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or membership interests or securities convertible into or exercisable for shares of capital stock or membership interests of any Company;

              (vi) any sale, assignment, pledge, encumbrance, transfer or other disposition of any tangible asset of any Company, except as contemplated by this Agreement, or any sale, assignment, transfer or other disposition of any patents, trademarks, service marks, trade names, copyrights, licenses, franchises, know-how or any other intangible assets;

              (vii) any creation of any material claim or other encumbrance on any property of any Company;

              (viii) any material write-down of the value of any asset or inventory of any Company or any material write-off as uncollectible of any accounts or notes receivable or any portion thereof;

              (ix) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to any Company;

              (x) any capital expenditure or commitment or addition to property, plant or equipment of any Company, individually or in the aggregate, in excess of $25,000;

              (xi) any general increase in the compensation of employees of any Company (including any increase pursuant to any bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or any increase in any such compensation or bonus payable to any officer, shareholder, director, consultant or agent of any Company having an annual salary or remuneration in excess of $40,000;

              (xii) any material damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of any Company;

              (xiii) any change in the independent public accountants of any Company or in the accounting methods or accounting practices followed by any Company or any change in depreciation or amortization policies or rates;

              (xiv) any agreement or action not otherwise referred to in items
     (i) through (xiii) above entered into or taken that is material to any Company; or

              (xv) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (i) through (xiv).

          (g) Assets, Property and Related Matters; Real Property. (i) Except as set forth in Section 3.1(g) of the Disclosure Schedule, (i) one of the Companies has good title to, or a valid leasehold interest in, as applicable, all of the assets reflected on the combined financial statements contained in Section 3.1(e) of the Disclosure Schedule, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind. Such assets (A) are in good operating condition and repair, subject to ordinary wear and tear and (B) constitute all of the material properties, interests, assets and rights held for use or used in connection with the business and operations of the Companies and constitute all those necessary to continue to operate the business of the Companies consistent with current and historical practice. All items of personal property owned by the Companies as of June 30, 1996 with an original cost or book value in excess of $5,000 are listed in Section 3.1(g)(i) of the Disclosure Schedule.

          (ii) Section 3.1(g)(ii) of the Disclosure Schedule sets forth a list of all real property and of all personal property owned or leased by the Companies. The Companies do not own any real property. With respect to property leased by any Company (I) such Company is the owner and holder of all the leasehold interests and estates purported to be granted by such leases,

(II) all leases to which such Company is a party are in full force and effect and constitute valid and binding obligations of such Company and, to the knowledge of the Companies, of the other parties thereto, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles, and (III) such Company has made available to Parent true and complete copies of all written leases referred to in Section 3.1(g)(ii) of the Disclosure Schedule. There exists no default, or any event which upon notice or the passage of time, or both, would give rise to any default, in the performance by any Company or by any lessor under any lease. Except as set forth in Section 3.1(g) of the Disclosure Schedule, no Company has, and to the knowledge of the Companies, no other person has, granted any oral or written right to anyone other than the Companies to lease, sublease or otherwise occupy any of the properties described in Section 3.1(g)(ii) of the Disclosure Schedule through the end of the applicable lease periods.

          (iii) The real estate listed in Section 3.1(g)(ii) of the Disclosure Schedule and all appurtenances and improvements, as used, constructed or maintained by the Companies at any time, to the knowledge of the Companies, conform to applicable Federal, state, local and foreign laws and regulations, except for any non-conformities that are immaterial to the Companies or any of the Companies' properties or assets. To the knowledge of the Companies, the use of the buildings and structures located on such real property or any appurtenances or equipment does not violate any restrictive covenants or encroach on any property owned by others. No condemnation proceeding is pending or, to the knowledge of the Companies, threatened which would preclude or impair the use of any such property by the Companies for the uses for which they are intended.

          (h) Patents, Trademarks and Similar Rights. Each Company owns or
              --------------------------------------
licenses all patents, trademarks, service marks, trade names and copyrights, in each case registered or unregistered, inventions, software (including documentation and object and source code listings), know-how, trade secrets and other intellectual property rights (collectively, the "Intellectual Property") used in its business as presently conducted. Section 3.1(h) of the Disclosure Schedule contains a list of all Intellectual Property owned and used by any Company and any Intellectual Property which is licensed for use by others. No Intellectual Property infringes any rights owned or held by any other person. There is no pending or, to the knowledge of the Companies, threatened claim or litigation against any Company contesting its right exclusively to use any Intellectual Property. To the knowledge of the Companies, no person is infringing the rights of any Company in any Intellectual Property. No product or service sold by any Company violates or infringes any intellectual property right owned or held by any other person. To the knowledge of the Companies, in the case of commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), neither the Companies nor any of their respective employees has made or is using any unauthorized copies of any such software programs at any Company location.

          (i) Insurance. Section 3.1(i) of the Disclosure Schedule contains
              ---------
a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by the Companies. True and complete copies of such policies have been delivered or made available for inspection and copy by Parent. All insurance policies are in the name of one of the Companies, outstanding and in full force and effect, all premiums with respect to such policies are currently paid and such policies will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. No Company has received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any such policy is pending.

          (j) Agreements, Etc. Section 3.1(j) of the Disclosure Schedule
              ---------------
contains a true and complete list of all written or oral contracts, agreements and other instruments to which any

Company is a party (i) relating to indebtedness for money borrowed or capital leases, (ii) of duration of six months or more from the date hereof and not cancelable without penalty on 30 days or less notice, (iii) relating to commitments in excess of $10,000, (iv) relating to the employment or compensation of any director, officer, employee, consultant or other agent of such Company, (v) relating to the sale or other disposition of any assets, properties or rights, (vi) relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property,
(vii) between such Company and any shareholder or member of such Company or affiliates of any shareholder or member of such Company, (viii) that restricts the operation of such Company anywhere in the world or (ix) that is otherwise material to such Company or entered into other than in the ordinary course of business. No Company is in default under any such agreement or instrument where such default could, singly or in the aggregate with defaults under other agreements or instruments, have a material adverse effect on the Company's condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings or business (a "Company Adverse Effect") and, to the knowledge of the Companies, all such agreements or instruments are in full force and effect. The Companies have furnished to, or made available for inspection and copy by, Parent true and complete copies of all documents described in
Section 3.1(j) of the Disclosure Schedule.

          (k) Litigation, Etc. Except as set forth in Section 3.1(k) of the
              ---------------
Disclosure Schedule, there have not been for the past two years, nor are there, any suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of any Company, pending or, to the knowledge of the Companies, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except as set forth in
Section 3.1(k) of the Disclosure Schedule, there are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against any Company or any of its assets or properties.

          (l) Compliance; Governmental Authorizations. (i) Each Company has
              ---------------------------------------
complied and is in compliance with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and orders (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to such Company, except where the failure, singly or in the aggregate, to be so in compliance would not have a Company Adverse Effect. Each Company has all Federal, state, local and foreign governmental licenses and permits necessary to conduct its business as presently being conducted, which licenses and permits (and any exceptions thereto) are set forth in Section 3.1(l) of the Disclosure Schedule. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending or, to the knowledge of the Companies, threatened, to revoke or limit any thereof, and the Companies do not know of any basis for any such proceeding.

          (ii) There are no conditions relating to the Companies or relating to the Companies' ownership, use or maintenance of any real property previously owned or operated by any Company or any of its affiliates, and the Companies do not know or have reason to know of any such condition in respect of such real property not related to the ownership, use or maintenance, that could lead to any liability for violation of any Federal, state, county or local laws, regulations, orders or judgments relating to pollution or protection of the environment or any other applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements. The Companies have received, handled, used, stored, treated, shipped and disposed of all hazardous or toxic materials, substances and wastes (whether or not on its properties or properties owned or operated by others) in compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements, except where the failure, singly or in the aggregate, to be so in compliance would not have a Company Adverse Effect.

          (m) Labor Relations; Employees. (i) Within the last five years, no
              --------------------------
Company has experienced any labor disputes with, or any work stoppages by, a group of employees due to labor disagreements and, to the knowledge of the Companies, there is no such dispute or work stoppage threatened against any Company. No employee of any Company is represented by any union or collective bargaining agent and, to the knowledge of the Companies, there has been no union organizational effort in respect of any employees of any Company within the past five years.

          (ii) Section 3.1(m)(ii) of the Disclosure Schedule contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), under which any Company has any current or future obligation or liability or under which any employee or former employee (or beneficiary of any employee or former employee) of any Company has or may have any current or future right to benefits (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). The Companies have delivered to Parent true and complete copies of (A) each Plan, (B) the summary plan description for each Plan and (C) the latest annual report, if any, which has been filed with the IRS for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 (the "Code") has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code and, since such determination, no amendment to or failure to amend any such Plan adversely affects its tax qualified status. There has been no prohibited transaction within the meaning of Section 4975 of the Code and
Section 406 of Title I of ERISA with respect to any Plan.

          (iii) No Plan is subject to the provisions of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No Plan is subject to Title IV of ERISA. During the past five years, no Company nor any business or entity then controlling, controlled by, or under common control with any Company contributed to or was obliged to contribute to an employee pension plan that was subject to Title IV of ERISA.

          (iv) There are no actions, claims, lawsuits or arbitrations (other than routine claims for benefits) pending, or, to the knowledge of the Companies, threatened, with respect to any Plan or the assets of any Plan, and no Company has knowledge of any facts which could give rise to any such actions, claims, lawsuits or arbitrations (other than routine claims for benefits). The Companies have satisfied all funding, compliance and reporting requirements for all Plans. With respect to each Plan, the Companies have paid all contributions (including employee salary reduction contributions) and all insurance premiums that have become due and any such expense accrued but not yet due has been properly reflected in the financial information in Section 3.1(e) of the Disclosure Schedule.

          (v) Except as described in Section 3.1(m)(ii) of the Disclosure Schedule, no Plan provides or is required to provide, now or in the future, health, medical, dental, accident, disability, death or survivor benefits to or in respect of any person beyond termination of employment, except to the extent required under any state insurance law or under Part 6 of Subtitle B of Title I of ERISA and under Section 4980(B) of the Code. No Plan covers any individual other than an employee of the Companies, other than dependents of employees under health and child care policies listed in Section 3.1(m)(ii) of the Disclosure Schedule and delivered to Parent.

          (vi) Except as described in Section 3.1(m)(ii) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) entitle any employee of any Company to severance pay or termination benefits for which Parent or any of its affiliates may become liable, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee for which Parent or any of its affiliates may become liable or (C) obligate Parent or any of its affiliates to pay or otherwise be liable for any compensation, vacation days, pension contribution or other benefits to any employee, consultant or agent of any Company for periods before the Closing Date or for personnel whom Parent does not actually employ.

          (vii) No Company has made any representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of any Company that any Company's employees rendering services to such client or customer are not "leased employees" (within the meaning of Section 414
(n) of the Code) or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer relating either to (A) providing benefits to employees of any Company under a Pension Benefit Plan of any Company or (B) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of employees of any Company.

          (n) Accounts Receivable. Section 3.1(n) of the Disclosure Schedule
              -------------------
contains a true aged list of unpaid accounts and notes receivable owing to the Companies as of July 31, 1996 (which is the most recent date for which such information is available), all of which, to the Companies' knowledge and except as set forth in Section 3.1(n) of the Disclosure Schedule, are collectible in the ordinary course of business.

          (o) Customers. Section 3.1(o) of the Disclosure Schedule contains (i)
              ---------
a true and complete list of the customers of each Company for each of the years ended December 31, 1994 and 1995 and the period beginning January 1, 1996 and ended June 30, 1996 and, as of the date hereof, any additions or deletions of customers from June 30, 1996 to the date of this Agreement, (ii) a description of the revenues for each of the years ended December 31, 1993, 1994 and 1995 and each month commencing January 1, 1996 and ended June 30, 1996 under contracts with each of the customers of the Companies listed on Section 3.1(o) of the Disclosure Schedule, (iii) a true and complete list of all contracts as of June 30, 1996 pursuant to which any Company provides goods or services to its customers (the "Client Contracts") and (iv) a true and correct description of
(A) the terms and conditions of each oral Client Contract, (B) to the knowledge of the Companies, any and all disputes or defaults arising under or with respect to the Client Contracts in connection with which a client has threatened, or is expected to, terminate its contract with any Company or claim for damages, and
(C) all loans or advances made by any Company to or on behalf of its customers, which description includes the date of such loan or advance and the principal balance outstanding as of the date of this Agreement under each such loan or advance. The Client Contracts are valid and enforceable in accordance with their respective terms with respect to the Companies, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles. To the Companies' knowledge and except as set forth in
Section 3.1(o) of the Disclosure Schedule, no customer of any Company has threatened to terminate, fail to renew or adversely modify any relationship with such Company.

          (p) Accounts Payable. Section 3.1(p) of the Disclosure Schedule
              ----------------
contains a true and complete list of all accounts payable of each Company as of July 31, 1996 (which is the most recent date for which such information is available).

          (q) Related Party Transactions. Except as set forth in Section 3.1(q)
              --------------------------
of the Disclosure Schedule, no current or former partner, director, officer, employee, shareholder, member or manager of any Company or any associate or affiliate (as defined in the rules promulgated under the Exchange Act) thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, (i) a party to any transaction with any Company (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate) or (ii) to the knowledge of the Companies, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present (or potential) competitor, supplier or customer of any Company, nor does any such person receive income from any source other than the Companies which relates to the Companies' business or should properly accrue to the Companies.

          (r) Billing and Collection Practices. (i) The current practices and
              --------------------------------
procedures of each Company with respect to (A) billing on behalf of customers,
(B) receiving and processing Medicare and Medicaid payments due to customers,
(C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by such Company for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation of the restriction on assignment as set forth in 42 U.S.C. Section 1395g(c), 42 U.S.C. Section 1395u(b)(6) and 42 U.S.C. Section 1396a(a)(32), and
the regulations promulgated thereunder or similar provisions of any state Medicaid program, except where such violations, singly or in the aggregate, would not have a Company Adverse Effect.

          (ii) No Company is engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation of any Federal laws or the laws of any state (including, without limitation, (A) Federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other Federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or Federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud, and (D) Federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the determination of eligibility for health care services, the billing for such services provided to a beneficiary of any state, Federal or private health or insurance program or credit collection services, except where such violations, singly or in the aggregate, would not have a Company Adverse Effect. Without limiting the generality of the foregoing, no Company has, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which such Company knows or has reason to believe to have been illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

          (iii) Except as set forth in Section 3.1(r) of the Disclosure Schedule, no Company currently uses, or has in the past established or used, trust accounts in connection with its business.

          (s) Tax Matters. EE&C Health is a "small business corporation" and has
              -----------
maintained a valid election to be an "S" corporation under Subchapter S of the Code, and the equivalent provisions of all applicable state income tax statutes since December, 1993. Med-Data and Medical Intercept each is a "partnership" for Federal income tax purposes and has never been treated as a corporation for such purposes. Except as set forth in Section 3.1(s) of the Disclosure Schedule, all Federal, state, local and foreign tax returns and tax reports for periods ending on or prior to the Closing Date by each Company have been or will be filed, or a valid request for extension has been or will be filed with respect thereto, on a timely basis (including any extensions) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are and will be true, correct and complete. Except as set forth in Section 3.1(s) of the Disclosure Schedule, all Federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings of tax) due from and payable by any Company on or prior to the Closing Date have been fully paid on a timely basis. Except as set forth in Section 3.1(s) of the Disclosure Schedule, no Company is currently the beneficiary of any extension of time within which to file any tax return. To the Companies' knowledge, no claim has ever been made by an authority in a jurisdiction where any Company does not file tax returns that it is or may be subject to taxation by that jurisdiction, and no Company has received any notice, or request for information from any such authority. Except as set forth in Section 3.1(s) of the Disclosure Schedule, no issues have been raised with any Company by the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any tax return or report filed by such Company and there are no issues which, either individually or in the aggregate, could result in any liability for tax obligations of any Company relating to periods ending on or before December 31, 1995 in excess of the accrued liability for taxes shown on the combined financial statements contained in Section 3.1(e)(i) of the Disclosure Schedule. No waivers of statutes of limitations have been given or requested with respect to any Company. Except as set forth in
Section 3.1(s) of the Disclosure Schedule, no differences exist between the amounts of the book basis and the tax basis of assets that are not accounted for by an accrual on the books of any Company for Federal income tax purposes. Except as set forth in Section 3.1(s) of the Disclosure Schedule, no Company is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by such Company, and the IRS has proposed no adjustment or change in accounting method. No Company is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. All transactions or methods of accounting that could give rise to an understatement of Federal income tax (within the meaning of Section 6661 of the Code for tax returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for tax returns filed after December 31, 1990) have been adequately disclosed on the tax returns in accordance with Section 6661(b)(2)(B) of the Code for tax returns filed on or prior to December 31, 1990, and in accordance with Section 6662(d)(2)(B) of the Code for tax returns filed after December 31, 1990. No Company is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code. Each Company has complied (and until the Closing will comply) with all applicable laws relating to the payment and withholding of taxes (including withholding and reporting requirements under Section 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

          (t) Disclosure. To the Companies' knowledge, there have been no
              ----------
events, transactions or information relating to any Company which, singly or in the aggregate, could reasonably be expected to have Company Adverse Effect, other than general events prevailing throughout the medical billing and accounts receivable management services industry which affect firms that directly compete in such industry. No representation or warranty of the Companies contained in this Agreement, as modified by the Disclosure Schedule, and no statement contained in any certificate, schedule, annex, list or other writing furnished to Parent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (u) Bank Accounts; Powers-of-Attorney. (i) Section 3.1(u) of the
              -------------
Disclosure Schedule contains a true and complete list of (A) all bank accounts and safe deposit boxes of each Company and all persons who are signatories thereunder or who have access thereto and (B) the names of all persons holding general or special powers-of-attorney from any Company and a summary of the terms thereof.

          (ii) Except as set forth in Section 3.1(u) of the Disclosure Schedule, no Company does or has maintained any escrow or custody accounts with respect to customer funds.

          (v) Brokers. No agent, broker, investment banker, person or firm
              -------
acting on behalf of any Company or under the authority of any Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

          (w) Accredited Investor. Each stockholder or member, as the case may
              -------------------
be, of each Company (i) is an "accredited investor" as such term is defined in Rule 501 under the Securities Act or (ii) has appointed Frank Treadaway as his or her purchaser representative in connection with the Mergers.

          SECTION 3.2. Representations and Warranties by Merger Subsidiaries and
                       ---------------------------------------------------------
Parent. Each Merger Subsidiaries and Parent jointly and severally represent and
- ------
warrant to the Companies as follows:

          (a) Organization, Standing and Power. Each of Parent and each Merger
              --------------------------------
Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent, its subsidiaries and Merger Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where the failure, singly or in the aggregate, to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings or business of Parent and its subsidiaries taken as a whole (a "Parent Adverse Effect"). Parent has provided the Companies with complete and correct copies of its and each Merger Subsidiary's Certificate of Incorporation and By-Laws.

          (b) Authority; Binding Agreements. The execution and delivery of this
              -----------------------------
Agreement and the consummation of the Mergers and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including any action by the shareholders thereof) on the part of Parent and each Merger Subsidiary. Each of Parent and each Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the Mergers and the other transactions contemplated hereby and each of Parent and each Merger Subsidiary has duly executed and delivered this Agreement. This Agreement constitutes a valid and binding obligation of each of Parent and each Merger Subsidiary enforceable against such party in accordance with its terms.

          (c) Conflicts; Consents. The execution and delivery of this Agreement,
              -------------------
the consummation of the Mergers and the other transactions contemplated hereby and compliance by Parent and each Merger Subsidiary with the other provisions hereof do not and will not (i) conflict with or result in a breach of the charter, by-laws or other constitutive documents of Parent or any Merger Subsidiary, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which Parent or any Merger Subsidiary is a party, or by which Parent or any Merger Subsidiary or Parent's or any Merger Subsidiary's properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or
(iii) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Parent or any Merger Subsidiary or Parent's or any Merger Subsidiary's properties or assets. No consent or approval by, or any notification of or filing with, any person is required in connection with the execution, delivery and performance by Parent or any Merger Subsidiary of this Agreement or the consummation of the Mergers and the other transactions expressly contemplated hereby, except for (i) the filing with the SEC such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Mergers and the other transactions contemplated hereby, (ii) such filings as may be required under state securities or "blue sky" laws in connection with the issuance of the Parent Common Stock in connection with the Mergers, and (iii) the filing of a copy of the EE&C Delaware Certificate of Merger, the Med-Data Delaware Certificate of Merger and the MIS Delaware Certificate of Merger with the Delaware Secretary of State and the Med-Data Texas Articles of Merger and the MIS Texas Articles of Merger with the Texas Secretary of State and appropriate documents with the relevant authorities of other states in which any Company is qualified to do business.

          (d) Capitalization. The authorized capital stock of Parent consists of
              --------------
100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock. At the close of business on August 29, 1996, (i) 7,221,628 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 195,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Parent Common Stock and (iv) 774,750 shares of Parent Common Stock were reserved for issuance upon exercise of employee stock options that are not outstanding but may be issued in the future under Parent's 1996 Stock Option Plan. Except as set forth above, at the time of execution of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding commitments, agreements, arrangements or undertakings of any kind obligating Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of Parent or any of its subsidiaries. As of the date of this Agreement, the authorized capital stock of each Merger Subsidiary consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any liens.

          (e) SEC Documents; Financial Statements; No Undisclosed Liabilities.
              -----------------------------------
Parent has filed all required reports, forms and other documents with the SEC since the filing of Parent's Registration Statement on Form S-1 for the initial public offering of Parent Common Stock on December 21, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be state therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in scope or amount). Except as set forth in the Parent Filed SEC Documents (defined in Section 3.2(f)), neither Parent nor any of its subsidiaries has any material liabilities or obligations required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and which, singly or in the aggregate, could reasonably be expected to have a Parent Adverse Effect.

          (f) Absence of Certain Changes or Events. Except as disclosed in the
              ------------------------------------
Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Parent Filed SEC Documents"), since the date of the most recent financial statements contained in the Parent Filed SEC Documents, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, customer contracts or other customer arrangements, management personnel, billings, revenues, earnings or business of Parent and its subsidiaries taken as a whole.

          (g) Litigation, Etc. Except as disclosed in the Parent Filed SEC
              ---------------
Documents, there are no suits, actions, claims, investigations or legal or administrative or arbitration proceedings in respect of Parent or any of its subsidiaries, pending or, to the knowledge of Parent, threatened, whether at law or in equity, or before or by any Federal, foreign, state or municipal or other governmental department, commission, board, bureau, agency or instrumentality that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole.

          (h) Compliance; Governmental Authorizations. Except as disclosed in
              ---------------------------------------
the Parent Filed SEC Documents, Parent and its subsidiaries have complied and are in compliance with all Federal, state, local and foreign laws, ordinances, regulations, interpretations and order (including those relating to disposal of materials, environmental protection and occupational safety and health) applicable to Parent and its subsidiaries, except where the failure, singly or in the aggregate, to be so in compliance would not have a Parent Adverse Effect. Parent and its subsidiaries have all Federal, state, local and foreign governmental licenses and permits necessary to conduct their businesses as presently being conducted. Such licenses and permits are in full force and effect, no violations are or have been recorded in respect of any thereof, no proceeding is pending, or, to the knowledge of Parent, threatened, to revoke or limit any thereof, and Parent does not know of any basis for any such proceeding.

          (i) Brokers. Except for Williams Financial, no agent, broker,
              -------
investment banker, person or firm acting on behalf of Parent or any Merger Subsidiary or under the authority of Parent or Merger Subsidiary is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

          (j) Billing and Collection Practices. (i) The current practices and
              --------------------------------
procedures of Parent and its subsidiaries with respect to (A) billing on behalf of customers, (B) receiving and processing Medicare and Medicaid payments due to customers, (C) holding and transfer of such payments and (D) the method of determining and collecting the fees received by Parent and its subsidiaries for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation of the restriction on assignment as set forth in 42 U.S.C. Section 1395g(c), 42 U.S.C. Section 1395u(b)(6) and 42 U.S.C.
Section 1396a(a)(32), and the regulations promulgated thereunder or similar provisions of any state Medicaid program, except where such violations, singly or in the aggregate, would not have a Parent Adverse Effect.

              (ii) Parent and its subsidiaries are not engaged in any activity, whether alone or in concert with one or more of its clients, which would constitute a violation of any Federal laws or the laws of any state (including, without limitation, (A) Federal antifraud and abuse or similar laws pertaining to Medicare, Medicaid, or any other Federal health or insurance program, (B) state laws pertaining to Medicaid or any other state health or insurance program, (C) state or Federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud, and (D) Federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care services, the determination of eligibility for health care services, the billing for such services provided to a beneficiary of any state, Federal or private health or insurance program or credit collection services, except where such violations, singly or in the aggregate, would not have a Parent Adverse Effect. Without limiting the generality of the foregoing, Parent and its subsidiaries have not, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which the Company knows or has reason to believe to have been illegal under 42 U.S.C. Section 1320a-7b(b) or any similar state law.

          (k) Insurance. Parent and its subsidiaries maintain casualty,
              ---------
liability, theft, fidelity, life and other forms of insurance which are customary for businesses in Parent's industry. All insurance policies are in the name of the Parent, outstanding and in full force and effect, all premiums with respect to such policies are currently paid and such policies will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement. The Parent has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. No claim under any such policy is pending.

          (l) Labor Relations. Within the last five years, Parent and its
              ---------------
subsidiaries have not experienced any labor disputes with, or any work stoppages by, a group of employees due to labor disagreements and, to the knowledge of Parent, there is no such dispute or work stoppage threatened against Parent or its subsidiaries. No employee of Parent or its subsidiaries is represented by any union or collective bargaining agent and, to the knowledge of Parent, there has been no union organizational effort in respect of any employees of Parent or its subsidiaries within the past five years.

                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS
                             ---------------------

          SECTION 4.1. Expenses. Each of Parent and each Merger Subsidiary shall
                       --------
pay its own fees, costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement, including, without limitation, the fees, costs and expenses of its financial advisors, accountants and counsel. The Companies' fees, costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement, including, without limitation, the reasonable fees, costs and expenses of its financial advisors, accountants and counsel, up to a maximum of $175,000 in the aggregate, shall be paid by the Companies. Parent shall be indemnified by the Companies' stockholders and members under the Indemnification Agreement attached hereto as Exhibit B for any such fees, costs and expenses of the Companies which exceed the maximum amount set forth in the preceding sentence. Notwithstanding the foregoing, Parent shall pay any fees and expenses due Williams Financial as a result of the consummation of the Merger.

          SECTION 4.2. Nasdaq. Parent shall use its reasonable best efforts to
                       ------
have the Parent Common Stock to be issued in the Mergers approved for listing on the National Association of Securities Dealers, Inc. Automated Quotations System (the "Nasdaq National Market"), subject to official notice of issuance.

          SECTION 4.3. Public Announcements. Parent and Merger Subsidiaries, on
                       --------------------
the one hand, and the Companies, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market.

          SECTION 4.4. Confidentiality. (a) Parent, Merger Subsidiaries and the
                       ---------------
Companies each agree that all financial or other information about Parent, any Merger Subsidiary or any Company, or other information of a confidential or proprietary nature, disclosed to the other at any time in connection with the proposed transaction shall be kept confidential by the party receiving such information and shall not be disclosed to any person or used by the receiving party (other than to its agents or employees or in connection with the transactions contemplated by this Agreement) except: (i) with the prior written consent of the disclosing party; (ii) as may be required by applicable law, regulation, court process or by obligations pursuant to any listing agreement with any national securities exchange (including the Nasdaq National Market);
(iii) such information which may have been acquired or obtained by such party (other than through disclosure by the other party in connection with the transaction contemplated by this Agreement); or (iv) such information which is or becomes generally available to the public other than as a result of a violation of this provision.

          (b) In the event of a breach or threatened breach by any party of the provisions of this Section, the non-breaching party shall be entitled to an injunction restraining such party from such breach. Nothing contained in this paragraph (b) or elsewhere in this Agreement shall be construed as prohibiting the non-breaching party from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement nor limiting the amount of damages recoverable in the event of a breach or threatened breach by any party of the provisions of this Section.

          SECTION 4.5. Parent Agreement. (a) Parent agrees to indemnify and hold
                       ----------------
harmless any and all guarantors listed in Section 4.5(a) of the Disclosure Schedule from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations, costs and expenses incurred or suffered (directly or indirectly) by any such person (including, without limitation, reasonable costs of investigation and reasonable attorney's fees and expenses) arising from, by reason of or in connection with any failure by the EE&C Surviving Corporation, Med-Data Surviving Company or MIS Surviving Company to pay, discharge or otherwise satisfy, as and when due, any debt, note or other obligation of EE&C, Med-Data or Medical Intercept outstanding at the Effective Date and listed in Section 4.5(a) of the Disclosure Schedule. Any claim under this indemnity shall be made in accordance with the provisions of

Section 2(c) of the Indemnification Agreement in substantially the form of Exhibit B, with such guarantor being deemed a "Stockholder Indemnified Party" for such purpose; provided that such indemnification shall not be subject to or count toward the PSS Basket Amount set forth in Section 2(d)(v) of the Indemnification Agreement.

          (b) Parent agrees to pay, or cause to be paid on the Closing Date the obligations of the Company listed in Section 4.5(b) of the Disclosure Schedule; provided that any indemnification obligation arising out of a breach by PSS of its obligations set forth in this Section 4.5(b) shall not be subject to or count toward the PSS Basket Amount set forth in Section 2(d)(v) of the Indemnification Agreement.

                                  ARTICLE V

                     DOCUMENTS TO BE DELIVERED AT CLOSING
                     ------------------------------------

          SECTION 5.1. Documents to be Delivered at Closing. The obligations of Parent, each Merger Subsidiary and each Company to effect the Mergers are subject to the delivery by each party thereto of the following documents:

          (a) Representations and Warranties. Parent shall have received a
              ------------------------------
certificate signed on behalf of each Company by the chief executive officer and the chief financial officer of such Company to the effect that the representations and warranties of the Companies set forth in the Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Companies set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date.

          (b) Performance of Obligations of the Company. Parent shall have
              -----------------------------------------
received a certificate signed on behalf of each Company by the chief executive officer and the chief financial officer of such Company to the effect that such Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Consents, Amendments and Terminations. Parent shall have received
              -------------------------------------
duly executed and delivered copies of all requisite approvals under Delaware Law or Texas Law to the Mergers by the holders of EE&C Common Stock, Med-Data Membership Interests or MIS Membership Interests, as the case may be, and such other waivers, consents, terminations and approvals contemplated by Section 3.1(d) and Section 3.1(d) of the Disclosure Schedule, all in form and substance reasonably satisfactory to Parent. Parent acknowledges that as of the Closing Date it may not have received all of the waivers, consents, terminations or approvals contemplated by Section 3.1(d) of the Disclosure Schedule.

          (d) Indemnification Agreement. The Indemnification Agreement, in the
              -------------------------
form of Exhibit B, shall have been duly executed and delivered by the parties thereto.

          (e) Opinion of Counsel. Parent shall have received the opinion dated
              ------------------
the Closing Date of Tashlik, Kreutzer & Goldwyn P.C., counsel to the Companies and the Companies' shareholders and members, in the form of Exhibit C, and Jackson & Walker LLP, special Texas counsel to Med-Data and Medical Intercept, in form reasonably acceptable to Parent.

          (f) Employment Agreements. James Robertson and EE&C Surviving
              ---------------------
Corporation shall have executed and delivered to Parent an Employment Agreement, in the form of Exhibit D.

          (g) Non-Competition Agreement. Each of the stockholders or members, as
              -------------------------
the case may be, of each Company (other than James Robertson, whose Employment Agreement contains a non-competition covenant) shall have executed and delivered to Parent a Non-Competition Agreement, in the form of Exhibit E.

          (h) Investment and Affiliate Letter; Affiliate Agreement. Each person
              ----------------------------------------------------
who is a stockholder or member, as the case may be, of any Company shall have executed and delivered to Parent an Investment and Affiliate Letter, in the form of Exhibit F. Each person who is listed as an affiliate of any Company in
Section 4.3 of the Disclosure Schedule who is not also a stockholder or member of any Company shall have executed and delivered to Parent an Affiliate Agreement, in the form of Exhibit G.

         (i) Resignation Letters. Each of the directors of EE&C Health (other
             -------------------
than Peter D. Cooper) shall have tendered to Parent their respective resignations from such positions, effective immediately following the Closing Date.

          (j) Representations and Warranties. The Companies shall have received
              ------------------------------
a certificate signed on behalf of each of Parent and each Merger Subsidiary by the chief executive officer and the chief financial officer of such entity to the effect that the representations and warranties of such entity set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of such entity set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date.

          (k) Performance of Obligations of the Parent and Each Merger
              --------------------------------------------------------
Subsidiary. The Companies shall have received a certificate signed on behalf of
- ----------
each of Parent and each Merger Subsidiary by the chief executive officer and the chief financial officer of such entity to the effect that such entity shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (l) Registration Rights Agreement. Parent shall have entered into the
              -----------------------------
Registration Rights Agreement with the stockholders or members, as the case may be, of each Company, in the form of Exhibit I.

          (m) Opinion. The Companies shall have received an opinion dated the
              -------
Closing Date from Howard, Darby & Levin, counsel to Parent, in the form of Exhibit J.

          (n) Other Documents. The Companies shall have received such other
              ---------------
documents, certificates or instruments as it may reasonably request.

                                  ARTICLE VI

                                MISCELLANEOUS
                                -------------

          SECTION 6.1. Entire Agreement. This Agreement and the schedules and
                       ----------------
exhibits hereto contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties.

          SECTION 6.2. Descriptive Headings; Certain Interpretations. (a)
                       ---------------------------------------------
Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          (b) Whenever any party makes any representation, warranty or other statement to such party's knowledge, such party will be deemed to have made due inquiry into the subject matter of such representation, warranty or other statement.

          (c) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a person includes its permitted successors and assigns; (vi) a reference to generally accepted accounting principles refers to United States generally accepted accounting principles; and (vii) a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the Article, Section, Exhibit or Schedule of this Agreement.

          SECTION 6.3. Notices. All notices, requests and other communications
                       -------
to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent or Merger Subsidiary, to:

        Physician Support Systems, Inc.
        Route 230 and Eby-Chiques Road
        P.O. Box 36 Mt. Joy, Pennsylvania 17552
        Telecopy:  717-653-0567
        Attention: Peter W. Gilson
                   Hamilton F. Potter III
                   David S. Geller

with a copy to:

        Howard, Darby & Levin
        1330 Avenue of the Americas
        New York, New York 10019
        Telecopy:  212-841-1010
        Attention: Scott F. Smith, Esq.

If to the Companies to:

        EE&C Health Services, Inc.
        Med-Data Interface Systems, LLC Medical
        Intercept Systems, LLC
        c/o EE&C Financial Services, Inc.
        60 Park Place
        Newark, New Jersey 07102
        Telecopy:  201-624-8240
        Attention: Peter D. Cooper
with a copy to:

        Tashlik, Kreutzer & Goldwyn P.C.
        833 Northern Boulevard
        Great Neck, New York 11021
        Telecopy:  516-829-6509
        Attention: Martin M. Goldwyn, Esq.

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

          SECTION 6.4. Counterparts. This Agreement may be executed in any
                       ------------
number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          SECTION 6.5. Survival. All representations and warranties, agreements
                       --------
and covenants contained herein or in any document delivered pursuant hereto or in connection herewith (unless otherwise expressly provided herein or therein) shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date (the "Expiration Date"), except the agreement contained in Section 4.5 shall survive until the satisfaction by EE&C Surviving Corporation, Med-Data Surviving Company or MIS Surviving Company or Parent of all obligations of EE&C, Med-Data and Medical Intercept referred to therein.

          SECTION 6.6. Benefits of Agreement. All of the terms and provisions of
                       ---------------------
this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, except for the provisions of Article II and Section 4.5.

          SECTION 6.7. Amendments and Waivers. This Agreement may be amended by
                       ----------------------
the parties at any time before or after any required approval of the transactions contemplated by this Agreement by the shareholders or members, as the case may be, of any Company; provided, however, that, after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders or members. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          SECTION 6.8. Assignment. This Agreement and the rights and obligations
                       ----------
hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto. Any instrument purporting to make such assignment shall be void.

          SECTION 6.9. Enforceability. It is the desire and intent of the
                       --------------
parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

          SECTION 6.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND
                        -------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

Attest                                  PHYSICIAN SUPPORT SYSTEMS, INC.

By: /s/ David S. Geller                 By: /s/ Peter M. Gilson
- ---------------------------             -------------------------------
Name: David S. Geller                   Name:  Peter M. Gilson
Title: Secretary                        Title: President

Attest                                  PSS EE&C HEALTH SERVICES, INC.

By: /s/ David S. Geller                 By: /s/ Peter M. Gilson
- ---------------------------             -------------------------------
Name:  David S. Geller                  Name:  Peter M. Gilson
Title: Secretary                        Title: President

Attest                                  PSS MED-DATA INTERFACE SYSTEMS, LLC

By: /s/ David S. Geller                 By: /s/ Peter M. Gilson
- ---------------------------             -------------------------------
Name: David S. Geller                   Name:  Peter M. Gilson
Title: Secretary                        Title: President

Attest                                  PSS MEDICAL INTERCEPT SYSTEMS, LLC

By: /s/ David S. Geller                 By: /s/ Peter M. Gilson
- ---------------------------             -------------------------------
Name:  David S. Geller                  Name:  Peter M. Gilson
Title: Secretary                        Title: President

Attest                                  EE&C HEALTH SERVICES, INC.

By: /s/  William Hecht                  By: /s/ Peter D. Cooper
- ---------------------------             -------------------------------
Name:  William Hecht                    Name:  Peter D. Cooper
Title: Secretary                        Title: President

Attest                                  MED-DATA INTERFACE SYSTEMS LLC

By: /s/ William Hecht                   By: /s/ Peter D. Cooper
- ---------------------------             -------------------------------
Name:  William Hecht                    Name:  Peter D. Cooper
Title: Secretary                        Title: President

Attest                                  MEDICAL INTERCEPT SYSTEMS, LLC

By: /s/ William Hecht                   By: /s/ Peter D. Cooper
- ---------------------------             -------------------------------
Name:  William Hecht                    Name: Peter D. Cooper
Title: Secretary                        Title: President

13622\6

                                                                      Annex 1

                          EE&C Merger Consideration
                          -------------------------

                                    Number of Shares
EE&C Stockholder                      Parent Com                    Cash ($)*
- ----------------                      ----------                    ---------
                                       mon Stock
                                       ---------

Peter D. Cooper                         77,453                    $2,259,107.29
William Joe Davis                        5,235                       341,583.75
James Robertson                         64,987                       241,664.21
Marijane McElroy                        64,683                       248,276.25
Dale Williams                           32,538                       124,888.50
Frank Treadaway                         22,720                       164,734.50
Vicki White                              7,717                        55,962.75
Robert Flanakin                          3,330                        72,427.50
Katherine Ann Reynolds                   4,995                        36,213.75
M.C. Perry, M.D.                         2,340                       152,685.00









- ----------------------
*Cash amounts listed below include all cash to be paid to such EE&C stockholders in connection with the MIS Merger and the Med-Data Merger as well as the EE&C Merger.